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Exhibit 21


SUBSIDIARIES OF THE REGISTRANT                  STATE OF INCORPORATION
------------------------------                  ----------------------

WPI Electronics, Inc.                           New Hampshire
WPI Magnetec, Inc.                              New Hampshire
WPI Power Systems, Inc.                         New Hampshire
WPI Termiflex, Inc.                             New Hampshire
WPI DecisionKey, Inc.                           New Hampshire
WPI Micro Palm, Inc.                            New Hampshire
WPI Micro Processor Systems, Inc.               New Hampshire
WPI Oyster Terminals Limited                    England and Wales
WPI Oyster Terminals, Inc.                      New Hampshire
WPI UK Holding, Inc.                            New Hampshire
WPI UK Holding II, Inc.                         New Hampshire
WPI Group (U.K.)                                England and Wales